Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley -Sr. Vice President-Finance
Dover, Delaware, October 26, 2006	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS PRELIMINARY RESULTS FOR

THE THIRD QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its preliminary results for the third quarter ended September 30, 2006. These results do not include any non-cash impairment adjustments arising from a review, which is in progress, of certain of its long-lived assets.

As we previously reported, on October 3, 2006 NASCAR disclosed to us certain details of its 2007-2014 TV live broadcast contract including the amount that each NASCAR series would receive in 2007. The amount allocated to the NASCAR Busch Series in 2007 is not significantly different than the amount currently allocated to the Busch Series, although NASCAR reserves the right in its sole discretion to make changes to this allocation in future years. Based on the fact that the allocation of live broadcast revenue for the NASCAR Busch Series is less than we anticipated, which will impact the Company’s Midwest tracks’ projected cash flows, the accounting rules require that the Company review the long-lived assets of its Midwest tracks for impairment. This review is expected to be completed in early November 2006 and the Company expects to reflect the results in its third quarter Form 10-Q.

For the quarter ended September 30, 2006, revenues decreased by $381,000 to $42,441,000 compared with the comparable quarter of 2005. The Company promoted a total of seven major motorsports events in the third quarter of each year. Its third quarter 2006 results were adversely affected by weather at several of the Company’s events as well as the absence of a title sponsor at the Dover September NASCAR NEXTEL Cup event.

Operating and marketing expenses were $24,095,000 for the quarter ended September 30, 2006 compared with $23,436,000 in the comparable quarter of 2005. Higher purses and sanction fees accounted for the increase.

General and administrative expenses decreased by 3% to $3,224,000 in the third quarter of 2006 compared with $3,324,000 for the same quarter last year. Lower wages, benefits and real estate taxes more than offset higher stock based compensation expense.

Depreciation and amortization expense remained consistent between the third quarter of 2006 and the third quarter of 2005 at $2,392,000 and $2,386,000, respectively.

Net interest expense was $935,000 in the third quarter of 2006, or $195,000 higher than in the third quarter of 2005, primarily due to higher average amounts outstanding on the Company’s bank credit facility during most of the third quarter of 2006.

The Company’s cash flow from continuing operations was $14,172,000 compared with $16,591,000 for the first nine months of last year. At September 30, 2006, long-term indebtedness (including current portion) was $47,905,000, compared with $56,285,000 that was outstanding a year earlier.

Capital spending was $2,970,000 for the nine-month period ended September 30, 2006 compared with $8,582,000 in the same period of the prior year. The 2006 additions related primarily to preliminary architectural and engineering work for new luxury skybox suites and the renovation of other fan amenities at the Dover facility and major equipment purchases at most of our facilities. The 2005 additions related primarily to the purchase of property adjacent to our Dover facility and the installation of SAFER barriers at the Company’s tracks.

The financial statements that normally accompany this release will be completed and available when the Company files its Quarterly Report on Form 10-Q.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.